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                                                                    EXHIBIT 10.1

                       COMPREHENSIVE SETTLEMENT AGREEMENT

         THIS COMPREHENSIVE SETTLEMENT AGREEMENT (this "CSA") dated as of September 30, 2003, is by and between SAFETY-KLEEN SYSTEMS, INC.
("Safety-Kleen"), a Wisconsin corporation and a subsidiary of Safety-Kleen Corp., and SYSTEMONE TECHNOLOGIES INC. ("SystemOne"), a Florida corporation. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Marketing Agreement (as defined below).

                                       I.
                                    RECITALS

         WHEREAS, SystemOne and Safety-Kleen entered into a Second Amended and Restated Marketing and Distribution Agreement dated as of March 8, 2001, as amended by the First Amendment to the Second Amended and Restated Marketing and Distribution Agreement, dated October 31, 2001 ("October 31 Amendment"), and by Amendment No. 1, dated June 25, 2002 (collectively the "Marketing Agreement"), pursuant to which certain disputes have arisen between them; and


         WHEREAS, SystemOne and Safety-Kleen have determined that it is in their mutual best interest to terminate the Marketing Agreement, to settle such disputes and to enter into full and mutual releases of all claims that each may have against the other to the extent more fully set forth herein; and


         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements and conditions hereinafter set forth and the mutual


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benefits to be derived therefrom, the sufficiency and adequacy of which are hereby acknowledged, the parties agree as follows:


                                       II.
                         COMMERCIAL TERMS OF SETTLEMENT

                  A. Notwithstanding anything to the contrary contained in the Marketing Agreement and except as set forth in subparagraphs (i) - (vi) below, the Marketing Agreement shall be terminated as set forth in this CSA, retroactive to October 1, 2003. Notwithstanding the foregoing:


                  (i) Irrespective of whether the Final Effective Date (as defined in paragraph II(K), below) occurs, Safety-Kleen shall purchase and pay for 264 Equivalent Units of Equipment (the "Remaining September Units" which, together with Units taken in September 2003 prior to the date hereof, will be in total 1,042 Units) by the end of September 2003 at a Standard Price of $1,537.00 per Unit which shall be paid not later than October 30, 2003. If the Final Effective Date does not occur, then the Deferred Price in respect of the Remaining September Units shall be payable in accordance with the Marketing Agreement.

                  (ii) Section 4.3 [continuing right to sell, etc.], Section 6.2 [grant of license], and Section 6.5 [Termination License] of the Marketing Agreement shall survive termination of the Marketing Agreement in accordance with their respective terms so long as Safety-Kleen is continuing to sell, lease or service Equipment purchased (a) under the Marketing Agreement prior to the termination of the Marketing Agreement, or (b) under Paragraph II(H), below. As promptly as practicable, but in any event within 10 (ten) days of execution of this CSA, SystemOne will deliver to David Coulson, Esq., or such other shareholder at Greenberg Traurig as may be designated by




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         Mr. Coulson (the "Escrow Agent"), a list identifying each of the suppliers of each of the component parts for the Equipment, with appropriate contact information ("Supplier List"). Upon the filing of a voluntary or involuntary petition for bankruptcy relief involving SystemOne, or the decision to stop supplying Equipment parts, by reason of a sale, dissolution, liquidation, or otherwise, Safety-Kleen may provide notice of such event to the Escrow Agent, and the Escrow Agent shall deliver the Supplier List to Safety-Kleen.(iii) Subject to the general releases set forth herein, Sections 6.1 and 10 [indemnification] of the Marketing Agreement shall survive termination of the Marketing Agreement in accordance with their respective terms, except that upon the Final Effective Date, SystemOne's obligations under Section 10 shall be strictly limited to Safety-Kleen's liability in respect of death or bodily injuries to any person, destruction or damage to any property or contamination of or adverse effects on the environment, arising out of or resulting from any defect in the design and manufacture of the Equipment or replacement parts sold under the Marketing Agreement or this CSA, and SystemOne shall have no obligation whatsoever to indemnify, defend and hold harmless Safety-Kleen under
         Section 10.1 of the Marketing Agreement for the costs of inspection, replacement or repair, or to reimburse Safety-Kleen for its inspection, replacement or repair expenses, as contemplated in the SystemOne Equipment Inspection and Repair Agreement dated as of July 30, 2003 ("Repair Agreement"), concerning any leaks that have occurred or occur in the future in the solvent storage tanks in the Equipment for any Equipment supplied by SystemOne before the Final Effective Date.

                  (iv) Sections 7.1 through 7.5 and 7.7 through 7.10 [warranty matters] of the Marketing Agreement shall survive termination of the


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         Marketing Agreement in accordance with their respective terms. In addition, the October 31 Amendment shall remain in full force and effect. Specifically, SystemOne shall continue to supply any parts for the Equipment under and to the extent of the time period set forth in the warranty obligations set forth in the foregoing sections of the Marketing Agreement at no cost to Safety-Kleen; and SystemOne shall continue to provide repair and/or replacement parts for the Equipment, for items not covered by warranty, at Safety-Kleen's cost.

                  (v) Section 9 [insurance] of the Marketing Agreement shall survive termination of the Marketing Agreement in accordance with its terms, through December 31, 2005.

                  (vi) Section 16 [dispute resolution] of the Marketing Agreement shall survive termination of the Marketing Agreement with respect to any rights and obligations of the parties surviving such termination in accordance with this CSA.

                  B. The Warrant issued pursuant to Section 15 of the Marketing Agreement is hereby cancelled as of the Final Effective Date and Safety-Kleen shall surrender such Warrant for cancellation.

                  C. The Non-Competition Agreements referenced in Section 17 of the Marketing Agreement are hereby terminated and shall be of no further force or effect.

                  D. Safety-Kleen acknowledges that any right of first offer that it might have had pursuant to Section 1.6 of the Marketing Agreement or otherwise with respect to any New Model has expired or terminated in all respects.

                  E. Safety-Kleen shall pay SystemOne an amount equal to $14,000,000.00 (plus interest, if applicable, as set forth in this CSA) by wire transfer to an account designated by SystemOne as follows:

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                  (i) $2,000,000.00, payable on Monday, October 6, 2003. If the
         Final Effective Date does not occur on or before November 24, 2003, then SystemOne may nevertheless retain such $2,000,000.00 as an approximation of its gross profit on the manufacture and sale of Equipment to Safety-Kleen that would otherwise be required to purchase for the months of October, November and December, 2003 (approximately 3,120 Units) under the Marketing Agreement, and the parties will be released from their respective obligations to manufacture and sell, and to purchase 3,120 Units for the months of October, November and December, 2003. Retention of such amount shall not act as a waiver of any of the parties' claims or defenses, including any claim for recovery of that portion of this approximation of gross profit that would be returned to Safety-Kleen if it were to prevail in the parties' dispute as to the Standard Price.

                  (ii) $1,000,000.00, payable within 11 days after the Final Effective Date.

                  (iii) $7,000,000.00 (including interest, if applicable, as set forth in subparagraph (iii)(2), below, the "$7,000,000.00 Payment"), payable as follows:

                     1. If the First Amended Joint Plan of Reorganization of Safety-Kleen Corp., and certain of its direct and indirect subsidiaries (the "Plan of Reorganization") becomes effective, on or before December 1, 2003, the $7,000,000.00 Payment shall be made prior to December 31, 2003.

                     2. If the Plan of Reorganization does not become effective on or before December 1, 2003, the $7,000,000.00 Payment shall be made in three


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                           installments of $2,000,000.00 and a final installment
                           of $1,000,000.00, plus interest accruing on a daily basis at the rate of 14% per annum on the unpaid balance from December 31, 2003. The dates of the four installment payments shall be December 31, 2003, January 30, 2004, February 27, 2004 and March 31, 2004. Interest shall be calculated based on the number of days actually elapsed from December 31, 2003 until the date of payment, assuming a year of 360 days and the accrued amount of such interest shall be payable with each such installment. Notwithstanding anything to the contrary set forth in this Paragraph, if the Plan of Reorganization becomes effective after December 1, 2003 but before March 1, 2004, then Safety-Kleen shall pay to SystemOne the unpaid portion of the $7,000,000.00 payment
                           (including interest from December 31, 2003) within thirty (30) days of the effective date of the Plan of Reorganization.

                  (iv) $4,000,000.00 (the "Deferred Price Payment"), payable as follows: $1,250,000.00 on January 30, 2004, $1,250,000.00 on February
         27, 2004, and $1,500,000.00 on March 31, 2004. If the effective date of the Plan of Reorganization has not occurred on or before December 1, 2003, then Safety-Kleen immediately shall arrange for the issuance of a $2,000,000.00 Letter of Credit to be effective December 1, 2003 for the benefit of SystemOne with draw instructions in substantially the same form as set forth on Exhibit A hereto. The Letter of Credit shall be issued by a bank reasonably acceptable to SystemOne and otherwise will be reasonably acceptable to SystemOne. SystemOne and Safety-Kleen will provide all reasonable cooperation in agreeing with the issuing bank on mutually acceptable letter of credit documentation. SystemOne has the right to apply payments as to amount owing under the CSA at its sole discretion. In the event of any draw under the Letter of Credit, Safety-Kleen shall cause such Letter of Credit to be reissued not later


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         than the date of the next scheduled payment of an installment of the
         Deferred Price Payment in amount equal to the lesser of $2,000,000.00 and the remaining balance of the Deferred Price Payment.

Upon the timely payment in full of all amounts due under this CSA, the remaining Deferred Price with respect to Equipment purchased by Safety-Kleen prior to the date hereof and with respect to the Remaining September Units shall be deemed paid in full.

                  F. If any payment required to be made by Safety-Kleen is not timely made in accordance with this CSA, Safety-Kleen shall pay interest thereon accruing from the date such payment was due to the date of payment at the annual rate of 20%. Safety-Kleen shall reimburse and indemnify SystemOne for all costs (including, without limitation, attorneys' fees and expenses and court costs at trial and appellate levels) incurred in collecting any unpaid amount due and owing under this CSA.

                  G. The Repair Agreement is terminated in its entirety effective upon the Final Effective Date and shall thereafter be of no force or effect whatsoever. SystemOne will continue with its inspection and repair obligation as to any Customer Washers as to which notice has been provided to SystemOne on or before October 17, 2003, pursuant to the Repair Agreement. Safety-Kleen may retain from the $1,000,000 payment (set forth in Paragraph II(E)(ii)) as liquidated damages an amount equal to $200 for each Customer Washer that has not been timely inspected and repaired. Irrespective of whether the Final Effective Date occurs, and after execution of this CSA, Safety-Kleen shall only provide notice of Customer Washers that are leaking under normal operating conditions. If the Final Effective Date does not occur, neither party may assert as an admission by the other party that such $200 amount is an appropriate measure of damages, in connection with any dispute relating to the Marketing Agreement or the Repair Agreement.


                                       7
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                  H. SystemOne agrees that during 2005 Safety-Kleen shall have the right, but not the obligation, to purchase up to the lesser of (x) 3000 Series 500 parts washers (or equivalent model then being manufactured by SystemOne) and (y) a number of such parts washers equal to 16.7% of the annual production capacity of SystemOne with respect to such washers at a purchase price and on terms equal to the most favorable price and terms provided by SystemOne to any customer at the time Safety-Kleen elects to exercise such right. This obligation shall be binding on any successor-in-interest to SystemOne. If SystemOne or any successor in interest does not continue to manufacture such Equipment, and if SystemOne or any successor licenses or contracts out such manufacture to another entity, then this obligation shall be binding on any such licensee or third party.


                  I. SystemOne, at its sole expense, shall provide to Safety-Kleen 1,500 retrofit kits and 500 new holding tanks within thirty (30) days after execution of this CSA.

                  J. Safety-Kleen shall use its best efforts to obtain the approval of this CSA by the Bankruptcy Court as expeditiously as practicable.

                  K. Upon payment of the $2,000,000 set forth in Paragraph II(E)(i), the Marketing Agreement is and shall be terminated, and of no further force and effect (except as set forth in Paragraph II(A)), (and accordingly, the Repair Agreement is and shall be terminated, except as set forth in Paragraph II(G)), as of the date of such payment. If the Final Effective Date does not occur by December 31, 2003, then except as set forth in Paragraphs II(A)(i) and II(E)(i), this CSA shall be null and void and of no further effect, and the Marketing Agreement and the Repair Agreement shall be reinstated, and the parties shall have the same rights and obligations that each had prior to execution of this CSA, provided that all time periods for performance of such agreements shall be deemed to have been tolled from the date of this CSA until December 31, 2003. For purposes hereof, the "Final Effective Date" means the first business day after the first to occur of (1) the date upon which the


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Bankruptcy Court shall have (i) entered an order (the "Order") pursuant to
Sections 363(b) of the Bankruptcy Code, authorizing and directing Safety-Kleen to enter into this CSA and to perform all transactions contemplated by this CSA, and (ii) such Order shall (x) have become final and non-appealable and as to which there is no action or proceeding by or before any court (including but not limited to appeals or motions for rehearing or reconsideration) or other governmental body or agency which seeks to restrain, prohibit or invalidate the transactions contemplated by this CSA, or which might affect the obligation of Safety-Kleen to perform all of its obligations under the CSA, (y) contain such other findings and conclusions necessary or appropriate in a transaction of this type, and (z) be reasonably satisfactory to SystemOne, and (2) the date upon which SystemOne shall have waived all of the conditions set forth in the preceding sub-clauses (1)(x), (y) and (1)(z), it being recognized that each such condition is intended for the sole benefit of SystemOne and, as such, SystemOne may waive any such condition. If SystemOne waives the preceding subclause (x), and if the Bankruptcy Court's order approving this CSA is reversed on appeal, without further possibility of appeal, then SystemOne shall reimburse Safety-Kleen for any and all amounts paid under this CSA (except for the $2,000,000 payment set forth in Paragraph II(E)(i)).

                  L. SystemOne agrees and acknowledges that it has filed no proof of claim in the pending Safety-Kleen bankruptcy action and SystemOne hereby waives any and all rights to any additional recovery against Safety-Kleen or any of its affiliated debtors in their bankruptcy cases.



                                       9
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                                      III.
                                    RELEASES

         A. SAFETY-KLEEN'S RELEASE.


                  Safety-Kleen, on behalf of itself and its predecessors, successors, parents, subsidiaries, affiliates and divisions, as well as its present, former and future shareholders, investors, partners, principals, owners, employees, advisors, officers, directors, managers, assigns, consultants, and any other person, entity, representative or agent acting or purporting to act for or on its behalf, and any and all other persons, entities or parties that may be in privity or allied in interest with it, all in their capacity as such, hereby releases and forever discharges SystemOne, and its predecessors, successors, parents, subsidiaries, affiliates and divisions, as well as its present, former and future shareholders, investors, partners, principals, owners, employees, advisors, officers, directors, managers, assigns, consultants, and any other person, entity, representative or agent acting or purporting to act for or on its behalf, and any and all other persons, entities or parties that may be in privity or allied in interest with it, from liability for any and all claims, controversies or causes of action of any kind or nature which Safety-Kleen may have, now has, or ever had against SystemOne, including but not limited to, all other demands, actions, causes of action, controversies, declaratory judgment actions, cross-claims, counterclaims, debts, arbitration demands, liquidated damages, common law claims, statutory claims, costs, expenses, attorneys' fees, compensatory and punitive damages, compensation, obligations, contract actions, quasi-contract actions, tort actions, equitable actions, controversies, and liabilities of any and every nature whatsoever in


                                       10
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law or in equity both past or present, and whether known or unknown, suspected or claimed, matured or unmatured, and whether or not contingent, which Safety-Kleen ever had, now has, or which Safety-Kleen may have had against SystemOne, except for the obligations set forth in this CSA. THE RELEASE IN THIS PARAGRAPH III(A) IS A GENERAL RELEASE AND THE PARTIES INTEND AND AGREE THAT IT SHALL BE INTERPRETED, CONSTRUED AND ENFORCED AS SUCH.

         B. SYSTEMONE'S RELEASE.

                  SystemOne, on behalf of itself and its predecessors, successors, parents, subsidiaries, affiliates and divisions, as well as its present, former and future shareholders, investors, partners, principals, owners, employees, advisors, officers, directors, managers, assigns, consultants, and any other person, entity, representative or agent acting or purporting to act for or on its behalf, and any and all other persons, entities or parties that may be in privity or allied in interest with it, all in their capacity as such, hereby releases and forever discharges Safety-Kleen, and its predecessors, successors, parents, subsidiaries, affiliates and divisions, as well as its present, former and future shareholders, investors, partners, principals, owners, employees, advisors, officers, directors, managers, assigns, consultants, and any other person, entity, representative or agent acting or purporting to act for or on its behalf, and any and all other persons, entities or parties that may be in privity or allied in interest with it, from liability for any and all claims, controversies or causes of action of any kind or nature which SystemOne may have, now has, or ever had against Safety-Kleen, including but not limited to, all other demands, actions, causes of action, controversies, declaratory judgment actions, cross-claims, counterclaims, debts, arbitration demands, liquidated damages, common law claims, statutory claims, costs, expenses, attorneys' fees, compensatory and punitive damages, compensation, obligations, contract actions, quasi-contract actions, tort actions, equitable actions, controversies, and liabilities of any and every nature whatsoever in


                                       11
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law or in equity both past or present, and whether known or unknown, suspected or claimed, matured or unmatured, and whether or not contingent, which SystemOne ever had, now has, or which SystemOne may have had against Safety-Kleen, except for the obligations set forth in this CSA. THE RELEASE IN THIS PARAGRAPH III(B) IS A GENERAL RELEASE AND THE PARTIES INTEND AND AGREE THAT IT SHALL BE INTERPRETED, CONSTRUED AND ENFORCED AS SUCH.

                                       IV.
                     FURTHER TERMS, COVENANTS AND PROVISIONS

         A. The parties hereto understand, acknowledge and agree that, by entering into 18 0 this CSA, no party is admitting any liability or wrongdoing to any other party, but that this CSA instead is made by and between them solely as a compromise and for the purpose of settling their disputes, controversies and differences.

         B. The parties agree to the following with respect to confidentiality:


                  1. Except as required by law or judicial process, any Confidential Information (as defined below), whether oral or written, disclosed or given to or discussed with SystemOne by Safety-Kleen will not be disclosed to any person or entity, in any way or form, unless approved by Safety-Kleen prior to such disclosure by SystemOne; provided, however, that SystemOne shall be entitled to disclose such Confidential Information to its directors, employees, agents, counsel, accountants, sources of financing or other representatives (collectively, "Representatives") with a need to know such Confidential Information in connection with the performance or administration of this CSA provided that such Representatives agree to the requirements to maintain the confidentiality of such Confidential Information in accordance with this Paragraph IV(B).


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                  2. Except as required by law or judicial process, any
Confidential Information, whether oral or written, disclosed or given to or discussed with Safety-Kleen by SystemOne will not be disclosed to any person or entity, in any way or form, unless approved by SystemOne prior to such disclosure by Safety-Kleen; provided, however, that Safety-Kleen shall be entitled to disclose such Confidential Information to its Representatives with a need to know such Confidential Information in connection with the performance or administration of this CSA provided that such Representatives are advised of the requirements to maintain the confidentiality of such Confidential Information in accordance with this Paragraph IV(B).


                  3. For purposes of this Paragraph IV(B), Confidential Information of a party means information of that party which is marked or otherwise identified as being confidential; provided, however, that Confidential Information shall not include (i) information that is publicly available without a breach hereof; (ii) information which was already in the receiving party's possession prior to the date hereof other than such information which is subject to a prior confidentiality agreement; (iii) information received from a third party on a non-confidential basis provided that such third party is not in breach of any obligation of confidentiality; and (iv) information independently developed by such party not having had access to such Confidential Information. Each party shall be responsible for any breach by its Representatives of this Paragraph IV(B).


                  4. In the event that a party is requested pursuant to, or required by, applicable law, rule or regulation or by legal process to disclose any Confidential Information of the other party, such party agrees to immediately provide the other party with notice of such request to enable the other party to seek an appropriate protective order. In the event such protective order or other remedy is not obtained, the parties agree to furnish only that portion of the Confidential Information which in the opinion of


                                       13
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counsel is legally compelled to be disclosed and to use their reasonable best efforts to obtain assurance that if possible, confidential treatment will be accorded such Confidential Information. Nothing contained herein shall prohibit a party from disclosing this CSA as may be required by law or regulation or as may be necessary to obtain any consent or approval required for the performance of this CSA by such party. Safety-Kleen acknowledges that SystemOne will file this CSA with the Securities and Exchange Commission as a material agreement. Any press release or statement issued by either of the parties shall not contain any statement to the effect that the other party failed to perform under the Marketing Agreement, and shall not include any defamatory statements regarding the other party's performance under the Marketing Agreement, or actions regarding any leaking Washers, as set forth in the Repair Agreement. Each party may enforce this Paragraph IV(B) against the other through appropriate court proceedings seeking injunctive or other equitable relief.


                  5. Notwithstanding the foregoing, the parties recognize and acknowledge that this CSA is not confidential, and it shall be disclosed to and filed with the Bankruptcy Court.

         C. Safety-Kleen affirmatively warrants and represents that the person signing this CSA on its behalf has full power and/or authority to bind Safety-Kleen to all terms of this CSA.

         D. SystemOne affirmatively warrants and represents that the person signing this CSA on its behalf has full power and/or authority to bind SystemOne to all terms of this CSA.

         E. Safety-Kleen and SystemOne each waive any and all rights of offset or recoupment.

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

         F. The parties affirmatively warrant and represent to one another that they received independent legal advice with respect to the advisability of entering into this CSA and of making the covenants, representations, warranties and promises provided for herein and signing this CSA, that they have relied solely upon their own independent judgment and advice of their legal counsel regarding the proper, complete and agreed upon consideration for and language of this CSA.

         G. This CSA and the letter dated September 22, 2003, confirming the parties' agreement to toll the then pending deadlines for arbitration and the pricing dispute, constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement; and all prior agreements, negotiations, dealings and understandings, whether written or oral, regarding the subject matter hereof, to the extent any portion thereof survives, are superseded by this CSA and such contemplated agreements. Additionally, any terms and/or conditions contained in any purchase order, oral or written, or in SystemOne's standard warranty policy, inconsistent with any terms and/or conditions set forth herein shall be of no force and effect unless consented to in writing by the party to be charged.

         H. Time is of the essence in the performance of this CSA.

         I. No conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this CSA shall be binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be affected by the acknowledgment or acceptance of any forms containing terms or conditions at variances with or in addition to those set forth in this CSA. This CSA may be amended only by a written agreement executed by the parties hereto.

         J. No waiver by either party with respect to any breach or default or of any right or remedy and no course of dealing or performance shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound.

         K. Section or Paragraph headings as to the contents of particular Sections and Paragraphs are for convenience only and are in no way to be construed as part of this CSA or as a limitation of the scope of the particular Sections or Paragraphs to which they refer.

         L. In the event any term or provision of this CSA, or any portion thereof, or any application of any term or provision shall be invalid or unenforceable, the remainder of this CSA or any other application of such term or provision shall not be affected thereby.

         M. All rights conferred by this CSA shall be binding upon, inure to the benefit of, and be enforceable against the respective permitted successors and assigns of the parties hereto including, but not limited to, any trustee or other responsible officer or estate representative appointed for a party in a case under any chapter of the United States Bankruptcy Code.

         N. The parties hereto understand, acknowledge and agree that they may hereafter discover facts in addition to, or different from, those that they now know or believe to be true with respect to the subject matter of this CSA. Nevertheless, it is their intention to resolve their disputes pursuant to the terms of the CSA and thus, in furtherance of their intentions, the CSA shall remain in effect, notwithstanding the discovery or existence of any such

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additional facts, and this CSA shall not be subject to rescission or modification by reason of any change or difference in facts.

         O. The parties hereto understand, acknowledge and agree that the law applicable to the facts with respect to which this CSA is entered may hereafter be discovered to be other or different from the law now known or believed to be applicable to the facts as of this date. Safety-Kleen or SystemOne each herby accept and assume the risks that the law applicable to the facts may be other or different from their current understanding or beliefs and agree that this CSA shall be and remain in all respects effective, and not subject to rescission or modification by reason of any change or difference in the applicable law.

         P. For purposes of construction of the terms of this CSA, neither party shall be deemed the drafter hereof.

         Q. This CSA, all questions relating to its validity, interpretation, performance and enforcement and all sales hereunder shall be governed by and construed in accordance with the laws of the State of New York, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

         R. If the parties should have a material dispute arising out of or relating to this CSA or the parties' respective rights and duties hereunder, then the parties will resolve such dispute in the following manner: (i) any party may at any time deliver to the other a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Paragraph; (ii) during the twenty (20) day period following the delivery of the notice above, appropriate representatives of the various parties will meet and seek to resolve the disputed issue through negotiation; (iii) if representatives of the parties are unable to resolve the disputed issue through negotiation, then within ten (10) days after the period described above, the parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Miami, Florida in accordance with the then existing rules for expedited arbitration (the "Rules") of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of the State of New York, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement, the award or decision shall be rendered by a majority of the members of a Board of Arbitration consisting of three (3) members, one of whom shall be appointed by each of the respective parties and the third of whom shall be the chairman of the panel and shall be appointed by mutual agreement of said two party-appointed arbitrators. In the event of failure of said two arbitrators to agree within twenty (20) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. In the event that either party shall fail to appoint an arbitrator within ten (10) days after the commencement of the arbitration proceedings, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules. Nothing set forth above shall be interpreted to prevent the parties from agreeing in writing to submit any dispute to a single arbitrator in lieu of a three (3) member Board of Arbitration. Upon the completion of the selection of the Board of Arbitration (or if the parties agree otherwise in writing, a single arbitrator), an award or decision shall be rendered within no more than thirty (30) days. Notwithstanding the foregoing, the request by either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by the courts of the State of Florida or the U.S. District Court for the Southern District of Florida.

         S. All notices, requests, approvals and other communications required or permitted under this CSA shall be in writing and shall be given by: (i) facsimile transmission (to be confirmed by the means set forth in the following clause (ii)); or (ii) nationally recognized overnight courier (with confirmation of delivery) to the appropriate party to the following addresses or to such other addresses as the respective party hereto may hereafter designate to such effect by notice to the other party:

         SYSTEMONE:             SystemOne Technologies Inc.
                                8305 N.W. 27th Street, Suite 107,
                                Miami, Florida  33122
                                Attn:  Paul I. Mansur, Chief Executive Officer
                                Fax No.:  (305) 593-8018

         SAFETY-KLEEN:          Safety-Kleen Corp.
                                Safety-Kleen Corp.
                                5400 Legacy Drive
                                Cluster II, Building 3
                                Plano, TX  75024
                                Attn:  Ed Zielinski
                                Fax No.:  (972) 265-2954

                                Copy to:  Darrell Payne, Esq.
                                Shook, Hardy & Bacon, L.L.P.
                                201 S. Biscayne Blvd., Suite 2400
                                Miami, FL 33131
                                Fax No.:  (305) 358-7470

         ESCROW AGENT:          David Coulson, Esq.
                                Greenberg Traurig
                                1221 Brickell Ave.
                                Miami, FL 33131
                                Fax. No.  (305) 961-5754

Such notices and communications shall be effective: (i) if given by facsimile transmission, when sent addressed as set forth above and transmission is confirmed; or (ii) if by overnight courier, two business days after deposit therewith.

         T. This CSA may be executed in identical duplicate copies. The parties agree to execute at least two identical original copies of this CSA. Each identical counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the undersigned agree to this CSA and signify their acceptance and approval thereof, and all provisions contained therein. This CSA is effective as of the day, month and year above written.

                                            SYSTEMONE TECHNOLOGIES INC.


                                            By:  /s/ Paul I. Mansur
                                                --------------------------------
                                                 Name: Paul I. Mansur
                                                 Title:  Chief Executive Officer


                                            SAFETY-KLEEN SYSTEMS, INC.


                                            By:  /s/ Virgil W. Duffie
                                                --------------------------------
                                                 Name: Virgil W. Duffie
                                                 Title:  Secretary

Agreement as to obligations as Escrow Agent:
DAVID COULSON, ESQ.


By: /s/ David Coulson
    ----------------------
      David Coulson, Esq.

                                    EXHIBIT A

                      IRREVOCABLE STANDBY LETTER OF CREDIT
                          LETTER OF CREDIT NO. ________


ISSUER:           [insert name] (hereinafter, "Issuer")

BENEFICIARY:      SystemOne Technologies Inc. and its successors and assigns

PLACE AND
DATE OF ISSUE:
               -------------------

               -------------------

EXPIRATION
DATE: April 1, 2004. Prior to the expiration of this Letter of Credit as provided herein, this Letter of Credit shall be irrevocable.


For the account of our customer, Safety-Kleen System, Inc., we hereby irrevocably issue in your favor our Irrevocable Standby Letter of Credit No. _______ for an amount of Two Million and No/100 U.S. Dollars (U.S.$2,000,000.00), and we acknowledge and agree that all drafts drawn under and in compliance with the terms of this credit will be fully honored by us if presented for payment at any time up to and including the expiration date, as such expiration date may be automatically extended.

This Letter of Credit is available for payment against presentation to us of your sight draft in the form attached hereto as Annex A, mentioning our letter of credit number and date, accompanied by a notarized certificate purportedly signed by an authorized representative of SystemOne Technologies, Inc., or any successor or assignee stating under penalty of perjury that Safety-Kleen Systems, Inc. has failed to timely make one of the Deferred Price Payments, and that SystemOne is entitled to present this Letter of Credit for payment, all pursuant to the terms of the Comprehensive Settlement Agreement dated September __, 2003 between Safety-Kleen Systems, Inc., and SystemOne Technologies, Inc.

This Letter of Credit is subject to the "Uniform Customs and Practices for Documentary Credits (1993 Revision) International Chamber of Commerce, Publication No. 500" (the "UCP 500") except that we specifically waive the provisions of Article 45 (Hours of Presentation) of the UCP 500. To the extent the provisions of this Letter of Credit are not governed by the UCP 500, this Letter of Credit shall be governed by the laws of the State of New York without regard to its conflicts of laws principles.

We hereby engage with you that drafts drawn under and in compliance with the terms of this credit will be duly honored upon presentation to [insert name and address].

                                           [ISSUER]


                                           By:
                                              ---------------------------------

                                              Authorized Signatory

                                                                         ANNEX A
                                                     TO STANDBY LETTER OF CREDIT

                           [ON BENEFICIARY STATIONERY]

                            DEMAND FOR SIGHT PAYMENT

To:      [Name and address of the Issuer]
         Attention:  [Mr.____ / Mr. ____]

                  RE:  IRREVOCABLE STANDBY LETTER OF CREDIT NO. [   ] DATED [  ]

                  The undersigned, a duly authorized officer of SystemOne Technologies, Inc., a corporation organized under the laws of the State of [Florida] (the "Beneficiary"), in connection with, and under the terms of, the Comprehensive Settlement Agreement dated September __, 2003 between Safety-Kleen Systems, Inc. and the Beneficiary (the "Agreement"), hereby certifies to ________________ (the "Issuer"), with reference to the Issuer's irrevocable Standby Letter of Credit No. [ ] dated ____, 2003 (the "Letter of Credit"), issued by the Issuer by order and for account of Safety-Kleen Systems, Inc. (the "Applicant"), as follows:

                  1. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Letter of Credit.

                  2. The Beneficiary hereby demands payment (the "Drawing") from the Issuer under the Letter of Credit in the aggregate amount of two million and no/100 U.S. dollars (U.S. $2,000,000.00).

                  3. The Beneficiary hereby delivers to the Issuer a notarized certificate signed by an authorized representative of the Beneficiary stating under penalty of perjury that (i) the Applicant has failed to timely make one of the Deferred Price Payments (as such term is defined in the Agreement), and (ii) the Beneficiary is entitled to present the Letter of Credit for payment, all pursuant to the terms of the Agreement (such notarized certificate is attached to this Demand for Sight Payment).

                  4. Please wire transfer the amount of the Drawing to [account details to be inserted by Beneficiary].

IN WITNESS WHEREOF, the Beneficiary has executed and delivered this certificate as of the [____] day of [_______________]

SYSTEMONE TECHNOLOGIES INC.

By:
   --------------------------------------------------
Title:
      -----------------------------------------------